Exhibit 99.1

USANA Health Sciences Reports Fourth Quarter and Full-Year 2019 Results

  Fourth quarter net sales of $271.3 million
  Fourth quarter net earnings of $30.8 million, or $1.41 per share
  Fiscal year net sales of $1.061 billion
  Fiscal year net earnings of $100.5 million, or $4.41 per share
  Company provides 2020 Outlook for Net Sales between $1.03 billion and $1.13 billion and EPS between $4.10 and $4.90

SALT LAKE CITY--(BUSINESS WIRE)--February 4, 2020--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal fourth quarter and full-year ended December 28, 2019.

Financial Performance

Fourth quarter 2019 net sales were $271.3 million, compared with $299.0 million in the prior-year period. The strengthening of the U.S. dollar negatively impacted net sales by $2.9 million for the quarter. The Company’s total number of active Customers at the end of the fourth quarter was 586,000, compared to 616,000 in the prior-year period. On a sequential quarter basis, net sales increased 4.1%, while active Customers increased 5.0% during the fourth quarter of 2019.

Fourth quarter net earnings were $30.8 million, or $1.41 per diluted share, compared with net earnings of $32.3 million, or $1.32 per share during the prior-year period. Weighted average diluted shares outstanding were 21.8 million for the fourth quarter of 2019, compared with diluted shares of 24.5 million in the prior-year period.

“Our fourth quarter results were stronger than expected and allowed us to finish the year strong,” said Kevin Guest, Chief Executive Officer. “Our performance was driven by a better-than-expected response to promotions we offered during the quarter, as well as improved general momentum in many of our markets around the world, including China.

“As we begin fiscal 2020, we believe our business is positioned to deliver solid operating results. However, we acknowledge the evolving situation in China, where our customers, employees, and China’s health officials are responding to the spread of the coronavirus. While the Chinese New Year holiday typically affects our first quarter results, we expect an additional negative impact this year as a result of the coronavirus and the related impact on our business and consumer spending in China. Notwithstanding the expected impact to our near-term results, we remain confident in our China business and our long-term opportunity in this important market.”

Regional Results

Net sales in the Asia Pacific region for the fourth quarter of 2019 were $217.3 million as compared to $243.3 million during the fourth quarter of the prior year. The total number of active customers in the Asia Pacific region was 459,000, compared to 487,000 in the prior-year period. Within Asia Pacific, net sales:

  Decreased 21.4% in Greater China (down 20.2% on a constant currency basis);
  Increased 42.2% in North Asia (up 48.0% on a constant currency basis); and
  Increased 2.8% in Southeast Asia Pacific (up 2.4% on a constant currency basis).

Active Customers decreased by 13.2% in Greater China (up 6.2% sequentially) and were essentially flat in Southeast Asia Pacific. In North Asia, Active customers increased by 43.6%. On a sequential quarter basis, net sales in the Asia Pacific region increased 4.2% while active Customers increased 5.5% during the fourth quarter of 2019.

Mr. Guest continued, “During the fourth quarter, our South Korea business continued to deliver strong sales and customer growth for our North Asia region. We also saw improvement in our Southeast Asia Pacific and Greater China regions, where sales and customer counts increased sequentially.”

Net sales in the Americas and Europe region for the fourth quarter were $54.0 million as compared to $55.8 million for the prior-year period. The total number of active customers in the Americas and Europe region was 127,000, compared to 129,000 in the prior-year period.

Fiscal 2019 Results

Net sales for fiscal 2019 totaled $1.061 billion, compared with $1.189 billion in 2018. The strengthening of the U.S. dollar negatively impacted net sales by approximately $34.5 million for the full year. On a constant currency basis, net sales decreased by 7.9% during fiscal 2019.

Net earnings for 2019 totaled $100.5 million, or $4.41 per diluted share, compared with $126.2 million, or $5.12 per diluted share in the prior year. Weighted average diluted shares outstanding were 22.8 million for the full-year 2019, compared with diluted shares of 24.6 million in the prior-year.

During the year, the Company repurchased approximately 2.0 million shares of common stock for $150.0 million. The Company ended the year with no debt and $234.8 million in cash and cash equivalents. As of December 28, 2019, there was $30.0 million remaining under the current share repurchase authorization.

Mr. Guest added, “Despite the challenges we faced in 2019, we executed several meaningful initiatives that generated momentum in the business and aligned operating expenses with sales results. Several of these initiatives improved the speed, convenience, and overall experience of doing business with USANA, and help position the Company for future growth.

“In 2020, we will continue to focus on growing our customer base by executing our customer experience strategy. Under this strategy, we will continue to (i) emphasize product and technology innovation; (ii) launch new products and incentive offerings; (iii) evolve from an Associate focused business to an overall customer focused business; (iv) expand our in-house manufacturing capability to include additional product categories; and (v) pursue strategic collaborations or acquisitions to grow our business. We are confident in our long-term growth potential in China and our other regions around the world and remain committed to generating growth and delivering shareholder value.”

Outlook

The Company is providing the following consolidated net sales and earnings per share outlook for fiscal year 2020:

  Consolidated net sales between $1.03 billion and $1.13 billion; and
  Earnings per share between $4.10 and $4.90.

The Company’s outlook for the year reflects:

  Fiscal 2020 is a 53-week year and includes one additional week of sales compared to fiscal 2019. Prior to fiscal 2020, the last 53-week year was in fiscal 2014. The Company estimates this additional week will contribute about 1.8% to net sales growth.
  An estimated operating margin of between 12.6% and 13.9%;
  An effective tax rate of 33%;
  An annualized diluted share count of 21.8 million; and
  No meaningful year-over-year impact on net sales related to changes in foreign currency exchange rates.

Chief Financial Officer Doug Hekking commented, “In 2019, our management team responded quickly to market challenges, realigned spending, and improved operating margins during the second half of the year. This effort also included strategic product and incentive offerings, which helped improve sales and customer results and allowed us to deliver fourth-quarter results that exceeded our expectations.

“Given the current uncertainty surrounding the outbreak of, and response to, the coronavirus in China as well as the lack of visibility due to the Chinese New Year, the financial impact of these events on our business and operating results is difficult to estimate at this time, but are expected to meaningfully affect our first quarter and full year 2020 results. Consequently, our initial outlook for fiscal 2020 reflects a wider than typical range for top- and bottom-line performance. As events unfold, we will be transparent with all of our stakeholders on any impact to our business and operating results and will update our outlook for fiscal 2020 when we can reasonably estimate the impact of these events.”

Internal Investigation of China Operations

As the Company first disclosed in February 2017, it is voluntarily conducting an internal investigation of its China operations, BabyCare Ltd. The investigation focuses on compliance with the Foreign Corrupt Practices Act and certain conduct and policies at BabyCare, including BabyCare’s expense reimbursement policies. The Audit Committee of the Company’s Board of Directors has assumed direct responsibility for reviewing these matters and has hired experienced counsel to conduct the investigation. While the Company does not believe that the subject amounts are quantitatively material, or will materially affect its financial statements, it cannot currently predict the outcome of the investigation on its business, results of operations, or financial condition. The Company’s internal investigation is substantially complete, however the Company continues to cooperate with the Securities and Exchange Commission and the United States Department of Justice. The Company cannot currently predict the duration, scope, or result of the investigation.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (http://ir.usana.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, February 5, 2020 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: regulatory risk in China in connection with the Chinese government’s continued review of the health products and direct selling industries; regulatory risk in the United States in connection with the direct selling business model; the impact to our business in China from the outbreak of and response to the coronavirus; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and risks associated with the internal investigation into BabyCare’s operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Twelve Months Ended
	28-Dec-19	29-Dec-18	28-Dec-19	29-Dec-18
Net sales	$271,298	$299,023	$1,060,902	$1,189,248
Cost of sales	47,289	49,467	187,503	200,710
Gross profit	224,009	249,556	873,399	988,538

Operating expenses
Associate incentives	114,378	132,710	459,478	525,126
Selling, general and administrative	65,060	68,278	267,731	275,059

Earnings from operations	44,571	48,568	146,190	188,353

Other income (expense)	1,231	895	4,306	3,157
Earnings before income taxes	45,802	49,463	150,496	191,510

Income taxes	15,048	17,132	49,970	65,286

NET EARNINGS	$30,754	$32,331	$100,526	$126,224

Earnings per share - diluted	$1.41	$1.32	$4.41	$5.12
Weighted average shares outstanding - diluted	21,751	24,455	22,818	24,642

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	28-Dec-19	29-Dec-18
Current Assets
Cash and cash equivalents	$234,830	$214,326
Securities held-to-maturity, net	-	63,539
Inventories	68,905	81,948
Prepaid expenses and other current assets	25,544	32,522
Total current assets	329,279	392,335

Property and equipment, net	95,233	92,025
Goodwill	16,636	16,815
Intangible assets, net	29,840	31,811
Deferred income taxes	3,090	3,348
Other assets	42,856	18,129
Total assets	$516,934	$554,463

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$12,525	$9,947
Other current liabilities	123,573	138,739
Total current liabilities	136,098	148,686

Deferred income taxes	10,282	13,367
Other long-term liabilities	18,842	1,264

Stockholders' equity	351,712	391,146
Total liabilities and stockholders' equity	$516,934	$554,463

USANA Health Sciences, Inc.
Sales by Region
(unaudited)
(in thousands)
	Quarter Ended
	28-Dec-19		29-Dec-18		Change from prior year		Currency impact on sales	% change excluding currency impact
Asia Pacific
Greater China	$131,949	48.6%	$167,813	56.1%	$(35,864)	(21.4%)	$(2,048)	(20.2%)
Southeast Asia Pacific	57,283	21.1%	55,700	18.6%	1,583	2.8%	224	2.4%
North Asia	28,085	10.4%	19,751	6.6%	8,334	42.2%	(1,148)	48.0%
Asia Pacific Total	217,317	80.1%	243,264	81.3%	(25,947)	(10.7%)	(2,972)	(9.4%)

Americas and Europe	53,981	19.9%	55,759	18.7%	(1,778)	(3.2%)	111	(3.4%)

	$271,298	100.0%	$299,023	100.0%	$(27,725)	(9.3%)	$(2,861)	(8.3%)

Active Associates by Region(1)
(unaudited)

	As of
	28-Dec-19		29-Dec-18
Asia Pacific
Greater China	100,000	34.4%	114,000	37.7%
Southeast Asia Pacific	87,000	29.9%	93,000	30.8%
North Asia	38,000	13.0%	27,000	9.0%
Asia Pacific Total	225,000	77.3%	234,000	77.5%

Americas and Europe	66,000	22.7%	68,000	22.5%

	291,000	100.0%	302,000	100.0%

Active Preferred Customers by Region (2)
(unaudited)

	As of
	28-Dec-19		29-Dec-18
Asia Pacific
Greater China	190,000	64.4%	220,000	70.1%
Southeast Asia Pacific	26,000	8.8%	21,000	6.7%
North Asia	18,000	6.1%	12,000	3.8%
Asia Pacific Total	234,000	79.3%	253,000	80.6%

Americas and Europe	61,000	20.7%	61,000	19.4%

	295,000	100.0%	314,000	100.0%

(1)

Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.

(2)

Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period. China utilizes a Preferred Customer program that has been implemented specifically for that market.

Contacts

Investors contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280